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						   Exhibit 2.1

		     AGREEMENT AND PLAN OF MERGER

			    BY AND AMONG

			      BTG, INC

		      MICROS-TO-MAINFRAMES, INC.

				and

			 BTG MERGER SUB, INC.






		     DATED AS OF AUGUST 29, 1997

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				TABLE OF CONTENTS
								   Page

AGREEMENT AND PLAN OF MERGER .....................................   1
ARTICLE I  THE MERGER ............................................   1
SECTION 1.1. The Merger...........................................   1
SECTION 1.2. Effective Time.......................................   2
SECTION 1.3. Effect of the Merger.................................   2
SECTION 1.4. Certificate of Incorporation; Bylaws.................   2
SECTION 1.5. Directors and Officers...............................   3
SECTION 1.6. Closing..............................................   3
SECTION 1.7. Subsequent Actions...................................   3
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES ...   3
SECTION 2.1. Conversion of Securities.............................   3
SECTION 2.2. Exchange of Certificates and Payment of Cash.........   7
SECTION 2.3. Company Options......................................   9
SECTION 2.4. Stock Transfer Books.................................  11
SECTION 2.5. Dissenting Shares....................................  11
SECTION 2.6 Tax Consequences......................................  11
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........  11
SECTION 3.1. Organization and Qualification; Subsidiaries.........  11
SECTION 3.2. Certificate of Incorporation and Bylaws..............  12
SECTION 3.3. Capitalization.......................................  12
SECTION 3.4. Authority............................................  14
SECTION 3.5. No Conflict; Required Filings and Consents...........  14
SECTION 3.6. SEC Filings; Financial Statements....................  15
SECTION 3.7. Absence of Certain Changes or Events.................  15
SECTION 3.8. Absence of Litigation................................  16
SECTION 3.9. Licenses and Permits; Compliance with Laws...........  16
SECTION 3.10. Taxes...............................................  16
SECTION 3.11. Intellectual Property...............................  17
SECTION 3.12. Company Material Contracts..........................  18
SECTION 3.13. Employee Benefit Plans..............................  19
SECTION 3.14. Properties; Assets..................................  21
SECTION 3.15. Labor Relations.....................................  21
SECTION 3.16. Environmental Matters...............................  21
SECTION 3.17. Insurance...........................................  23

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SECTION 3.18. Accounts Receivable.................................  23
SECTION 3.19. Inventory...........................................  24
SECTION 3.20. Undisclosed Liabilities.............................  24
SECTION 3.21. Real Property.......................................  24
SECTION 3.22. Board Approval; Vote Required.......................  25
SECTION 3.23. Opinion of Financial Advisor........................  25
SECTION 3.24. Brokers.............................................  25
SECTION 3.25. Disclosure..........................................  25

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR............  26
SECTION 4.1. Organization and Qualification.......................  26
SECTION 4.2. Organizational Documents.............................  26
SECTION 4.3. Capitalization.......................................  26
SECTION 4.4. Authority............................................  27
SECTION 4.5. No Conflict; Required Filings and Consents...........  27
SECTION 4.6. Absence of Litigation................................  28
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SECTION 4.7. SEC Filings; Financial Statements....................  28
SECTION 4.8. Absence of Certain Changes or Events.................  29
SECTION 4.9. Board Approval; Vote Required........................  29
SECTION 4.10. Brokers.............................................  29
SECTION 4.11. Acquiror Material Contracts.........................  29
SECTION 4.12. Labor Relations.....................................  30
SECTION 4.13. Undisclosed Liabilities.............................  30
SECTION 4.14. Disclosure..........................................  30

ARTICLE V  REPRESENTATIONS AND WARRANTIES  OF MERGER SUB .........  30
SECTION 5.1. Organization and Qualification.......................  31
SECTION 5.2. Certificate of Incorporation and Bylaws..............  31
SECTION 5.3. Authority............................................  31
SECTION 5.4. No Conflict; Required Filings and Consents...........  31
SECTION 5.5. Vote Required........................................  32
SECTION 5.6. Disclosure...........................................  32

ARTICLE VI  COVENANTS.............................................  32
SECTION 6.1. Affirmative Covenants of the Company.................  32
SECTION 6.2. Negative Covenants of the Company....................  33
SECTION 6.3. Affirmative Covenants of Acquiror....................  35
SECTION 6.4. Negative Covenants of Acquiror.......................  35

ARTICLE VII  ADDITIONAL AGREEMENTS................................  35
SECTION 7.1. Access and Information...............................  35

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								  Page
SECTION 7.2. Confidentiality......................................  35
SECTION 7.3. Registration Statement; Proxy Statement..............  36
SECTION 7.4. Stockholder Approval.................................  37
SECTION 7.5. Further Action; Reasonable Best Efforts..............  38
SECTION 7.6. Public Announcements.................................  38
SECTION 7.7. Directors' and Officers' Insurance...................  39
SECTION 7.8. HSR Act Matters......................................  39
SECTION 7.9. No Solicitation......................................  40
SECTION 7.10. Affiliate Agreements................................  41

ARTICLE VIII  CLOSING CONDITIONS..................................  41
SECTION 8.1. Conditions to Obligations of Acquiror, Merger Sub
		  and the Company to Effect the Merger............  41
SECTION 8.2. Additional Conditions to Obligations of Acquiror.....  42
SECTION 8.3. Additional Conditions to Obligations of the
		  Company.........................................  43

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER.....................  44
SECTION 9.1. Termination..........................................  44
SECTION 9.2. Effect of Termination................................  45
SECTION 9.3. Remedies.............................................  45
SECTION 9.4. Amendment............................................  46
SECTION 9.5. Waiver...............................................  46

ARTICLE X  GENERAL PROVISIONS.....................................  46
SECTION 10.1. Nonsurvival of Representations, Warranties and
		  Agreements......................................  47
SECTION 10.2. Notices.............................................  48
SECTION 10.3. Certain Definitions.................................  48
SECTION 10.4. Headings............................................  48
SECTION 10.5. Severability........................................  49
SECTION 10.6. Entire Agreement....................................  49
SECTION 10.7. Specific Performance................................  49
SECTION 10.8. Assignment..........................................  49
SECTION 10.9. Third Party Beneficiaries...........................  49
SECTION 10.10. Governing Law......................................  50
SECTION 10.11. Counterparts.......................................  50
SECTION 10.12. Fees and Expenses..................................  50

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		       AGREEMENT AND PLAN OF MERGER

	   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 29th day of August, 1997, by and among MICROS-TO-MAINFRAMES, INC., a New York corporation (the "Company"), BTG, INC., a Virginia corporation ("Acquiror"), and BTG MERGER SUB, INC., a New York corporation and wholly-owned subsidiary of Acquiror ("Merger Sub").

	   WHEREAS, the Company, Acquiror and Merger Sub wish to provide that, upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law ("New York Law"), Merger Sub and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the "Forward Merger") or, alternatively, Merger Sub will merge with and into the Company (the "Reverse Merger" and, together with the Forward Merger, the "Merger");

	   WHEREAS, for federal income tax purposes, the Company, Acquiror and Merger Sub intend, by approving resolutions authorizing this Agreement, that the Forward Merger qualify as a reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

	   WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain shareholders of the Company (the "Voting Shareholders") have entered into a voting and option agreement with Acquiror (the "Voting Agreement") pursuant to which, among other things, such shareholders have agreed to vote their shares of common stock of the Company in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement, and to grant options to Acquiror to purchase their shares of common stock of the Company.

	   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


			      ARTICLE I

			     THE MERGER

SECTION 1.1.    The Merger.

	   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with New York Law, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Merger Sub; provided, however, that if Acquiror elects to structure the Merger as a Reverse Merger pursuant to Section 2.1(b)(iii), Section 2.1(c)(iii) or

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Section 2.1(c)(iv), then Merger Sub shall be merged with and into the Company.
As a result of the Forward Merger, the separate corporate existence of the Company (or, in the case of the Reverse Merger, Merger Sub) shall cease and Merger Sub (or, in the case of the Reverse Merger, the Company), shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") as a wholly-owned subsidiary of Acquiror under the name of the Company.

     SECTION 1.2.    Effective Time.

	   As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, New York Law and in such form as approved by the Company and Acquiror prior to such filing. The Merger shall become effective at the time of filing by the Department of State of the State of New York in accordance with New York Law of the original, properly executed Certificate of Merger, or at the time specified as the effective time in the Certificate of Merger. The Certificate of Merger shall be submitted for filing at the time of the Closing and a draft thereof may be submitted prior thereto for clearance. The time at which the Merger shall become effective is referred to herein as the "Effective Time".

     SECTION 1.3.    Effect of the Merger.

	   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4.    Certificate of Incorporation; Bylaws.

	   At the Effective Time, (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with New York Law and such certificate of incorporation and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with New York Law, such certificate of incorporation and such bylaws.
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     SECTION 1.5.    Directors and Officers.
	   The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of the Company shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.6.    Closing.

	   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.7.    Subsequent Actions.

	   If, at any time after the Effective Time, the Surviving
Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

			      ARTICLE II

	    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.1.    Conversion of Securities.

	   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:
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	   (a)     Company Common Stock.  Subject to Sections 2.1(b) and (c)
hereof, each share of Company Common Stock issued and outstanding as of the Effective Time (excluding any shares described in Sections 2.1(d) and (e) and any Dissenting Shares) (the "Outstanding Company Stock") shall be converted, subject to the terms hereof, into the right to receive the following: (i) Two Dollars and Eighty One Cents ($2.81) in cash, without interest; and (ii) that number of shares of Acquiror Common Stock equal to Two Dollars and Eighty One Cents ($2.81) divided by the Acquiror Average Closing Price (as defined below) ((i) and (ii) collectively, as adjusted pursuant to Sections 2.1(b) and (c) below, the "Per Share Amount"). All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration pursuant to Section 2.2 below. The holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. For purposes of this Agreement, the "Acquiror Average Closing Price" shall be the average of the reported closing prices of a share of Acquiror Common Stock on the National Association of Securities Dealers Automated Quotation System/National Market System ("NASDAQ") (or the last bid price in the absence of a trade) during the twenty (20) consecutive trading days ending on such trading day which is seven (7) days prior to the date of the Stockholders' Meeting (the "Determination Date").

	   (b) Adjustments to the Per Share Amount. The Per Share Amount shall be subject to the following adjustments:

		  (i) If the Acquiror Average Closing Price is greater than Eighteen Dollars ($18.00), the Per Share Amount shall be increased by an additional amount of cash equal to (A) the product of One Thousand Four
Hundred Thirty Dollars ($1,430) times each One Cent ($.01) that the Acquiror Average Closing Price exceeds Eighteen Dollars ($18.00) and is less than or equal to Twenty-Six Dollars ($26.00), divided by (B) four million four hundred fifty thousand three hundred seventy-four (4,450,374).

		 (ii) If the Acquiror Average Closing Price is less than or equal to Twelve Dollars and Fifty Cents ($12.50) and greater than Ten Dollars and Fifty Cents ($10.50), the Per Share Amount shall consist of (A) seven hundred sixty-four thousand (764,000) shares of Acquiror Common Stock plus six hundred twenty-five (625) shares of Acquiror Common Stock for each One Cent ($.01) that the Acquiror Average Closing Price is less than Twelve Dollars and Fifty Cents ($12.50) and is greater than Ten Dollars and Fifty Cents ($10.50), divided by four million four hundred fifty thousand three hundred seventy-four (4,450,374), and (B) an amount in cash, without interest, equal to Fifteen Million Four Hundred Fifty Thousand Dollars ($15,450,000) less One Thousand Four Hundred Fifty Dollars ($1,450) for each One Cent ($.01) that the Acquiror Average Closing Price is less than Twelve Dollars and Fifty Cents ($12.50) and is greater than Ten Dollars and Fifty Cents ($10.50), divided by four million four hundred fifty thousand three hundred seventy-four (4,450,374).

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	       (iii)   If the Acquiror Average Closing Price is less than or
equal to Ten Dollars and Fifty Cents ($10.50), the Per Share Amount shall consist of (A) Three Dollars and Forty-One Cents ($3.41) in cash, without interest, and (B) 0.1997584 share of Acquiror Common Stock; provided, however, that Acquiror may elect, by notifying the Company in writing within two (2) days after the Determination Date, to structure the Merger as a Reverse Merger.

		(iv) Notwithstanding anything herein to the contrary, if the product of the Per Share Amount (with the stock portion thereof determined based on the Acquiror Average Closing Price), as adjusted pursuant to this
Section 2.1(b), times the number of shares of Outstanding Common Stock (the "Aggregate Share Amount") exceeds the amount of Twenty-Seven Million Eight Hundred Sixty Thousand Eight Hundred Thirty-Three Dollars ($27,860,833) (the "Aggregate Share Cap"), then the cash portion of the Per Share Amount shall be reduced by an amount equal to (A) the difference between the Aggregate Share Amount and the Aggregate Share Cap, divided by (B) the number of shares of Outstanding Common Stock.

	   (c) Adjustments to the Form of Merger Consideration. The relative amounts of cash and Acquiror Common Stock comprising the Per Share Amount (prior to the adjustment pursuant to Section 2.1(b)(i)) shall be subject to the following adjustments:

	       (i) If the Acquiror Average Closing Price is greater than Twelve Dollars and Fifty Cents ($12.50) and less than Sixteen Dollars ($16.00), the Per Share Amount shall consist of (A) 0.1716709 share of Acquiror Common Stock, and (B) an amount in cash, without interest, equal to Five Dollars and Sixty-Two Cents ($5.62), less the product of 0.1716709 times the Acquiror Average Closing Price.

	     (ii) If the Acquiror Average Closing Price is equal to or greater than Twenty-Six Dollars ($26.00) and the Company has not made the election pursuant to Section 2.1(c)(iii), the Per Share Amount shall consist of (A) 0.1123501 share of Acquiror Common Stock, and (B) an amount in cash, without interest, equal to Five Dollars and Sixty-Two Cents ($5.62), less the product of 0.1123501 times the Acquiror Average Closing Price.

	     (iii) Notwithstanding anything above to the contrary, if the Acquiror Average Closing Price is equal to or greater than Twenty-Six Dollars ($26.00), the Company, in its sole discretion, may elect, by notifying Acquiror in writing within two (2) days after the Determination Date that the entire Per Share Amount be in the form of Five Dollars and Sixty-Two Cents ($5.62) in cash; provided, however, that if the Company makes such an election, then (A) the additional amount payable under Section 2.1(b)(i) shall not apply and (B) Acquiror may elect, by notifying the Company in writing within two (2) days of receipt of the notice of Company's election under this
Section 2.1(c)(iii), to structure the Merger as a Reverse Merger.

	     (iv) If in the reasonable judgment of Acquiror, the amount of cash reasonably expected to be paid in respect of the Dissenting Shares may cause the Forward Merger not to qualify as a tax-free reorganization under
Section 368(a) of the Code, then the relative amounts of cash and Acquiror

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Common Stock comprising the Per Share Amount shall be adjusted so that, in the reasonable judgment of Acquiror, the Forward Merger will qualify as a tax-free reorganization under Section 368(a) of the Code; provided, however, that if such adjustment would cause the total number of shares of Acquiror Common
Stock issued in the Merger, plus the total number of shares of Acquiror Common Stock required to be reserved for the 1996 Stock Options pursuant to
Section 2.3(b), to exceed nine hundred fifty thousand (950,000), then Acquiror may elect, by notifying the Company in writing no later than five (5) days after the Stockholders' Meeting, to structure the Merger as a Reverse Merger. Notwithstanding such an election by Acquiror, the Merger shall be structured as a Forward Merger if within one (1) day after such election by Acquiror the Company, in its sole discretion, notifies Acquiror in writing of its election to reduce the cash portion of the Per Share Amount (and, as a result, reduce the total Per Share Amount) by the amount that would result, in the reasonable judgment of Acquiror, in the Forward Merger qualifying as a tax-free reorganization under Section 368(a) of the Code. Acquiror and the Company agree that in all events, the Forward Merger should qualify as a tax-free reorganization under Section 368(a) of the Code if the sum of the amount of cash paid in respect of Dissenting Shares and the amount of cash paid as part of the Per Share Amount to all holders of shares of Outstanding Company Stock pursuant to Section 2.1, is sixty-two percent (62%) or less of the sum of cash payable in respect of Dissenting Shares and the Aggregate Share Amount.

	     (v) Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of shares of Acquiror Common Stock issuable in connection with the Merger, plus the total number of shares of Acquiror Common Stock required to be reserved for the 1996 Stock Options pursuant to Section 2.3(b), shall not exceed nine hundred fifty thousand (950,000).

	   (d) Acquiror-Owned Shares. All shares of capital stock of the Company owned, directly or indirectly, by Acquiror or Merger Sub shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered or deliverable in exchange therefor.

	   (e) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash or Acquiror Common Stock shall be delivered or deliverable in exchange therefor.

	   (f) Merger Sub Stock. In the case of the Reverse Merger, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

	   (g) No Fractional Shares. No fraction of a share of Acquiror Common Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each holder of Company Common Stock entitled to receive shares of Acquiror Common Stock in the Merger shall have the right to receive an amount in cash (without interest), rounded to the nearest cent,

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determined by multiplying (i) the Acquiror Average Closing Price by (ii) the
fractional interest in Acquiror Common Stock to which such holder would otherwise be entitled.

     SECTION 2.2.    Exchange of Certificates and Payment of Cash.

	   (a) Exchange Agent. At or prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror and reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of shares of Outstanding Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing the whole shares of Acquiror
Common Stock issuable pursuant to Section 2.1 in exchange for Outstanding Company Stock, (ii) cash in the aggregate amount required to be exchanged for shares of Company Common Stock pursuant to Section 2.1 and (iii) cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares pursuant to Section 2.1(g) (the cash described in (ii) and (iii), collectively, the "Exchange Cash Consideration") (such certificates for shares of Acquiror Common Stock and the Exchange Cash Consideration, being hereafter collectively referred to as the "Exchange Fund"). Except as contemplated by this Agreement, the Exchange Fund shall not be used for any other purpose.
Any interest, dividends or other income earned on the investment of the Exchange Cash Consideration shall be for the account of Acquiror. Acquiror agrees to make available to the Exchange Agent from time to time, as needed, any additional cash required to pay any dividends or distributions subsequent to the Effective Time with respect to certificates for shares of Acquiror Common Stock held by the Exchange Agent pursuant to Section 2.2(d).

	   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced shares of Outstanding Company Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Acquiror Common Stock and cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in accordance with Section 2.1 in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) cash which such holder has the right to receive in accordance with Section 2.1, (C) cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to
Section 2.1(g) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d) (the shares of Acquiror Common Stock and cash described in clauses (A), (B), (C) and (D) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time from and after the Effective Time

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to evidence only the right to receive upon such surrender the Merger
Consideration and no rights in any shares of Company Common Stock.

	   (c) No Further Rights in Company Common Stock. The Merger Consideration paid upon conversion of the shares of Company Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to
Section 2.5, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and the holders of Company Common Stock shall have no further ownership rights therein after the Effective Time.

	   (d) Distributions With Respect to Unexchanged Company Shares. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate there shall be paid to the record holder of the shares of Acquiror Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock.

	   (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is requested to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid (and presented to the Exchange Agent documents evidencing such payment), any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate so surrendered, or have established to the satisfaction of Acquiror that such tax has been paid or is not payable.

	   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock that have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Acquiror as general creditors for the Merger Consideration to which they are entitled.

	   (g) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Acquiror Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

	   (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate(s) and granting a reasonable indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to such Certificate(s), Acquiror shall cause the Exchange Agent to pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

	   (i) Withholding Rights. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including dividends or distributions with respect to Acquiror Common Stock) to any holder of shares of Company Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.

     SECTION 2.3.    Company Options.

	   (a) 1993 Stock Option Plan. Immediately prior to the Effective Time, each outstanding stock option to purchase shares of Company Common Stock (a "1993 Stock Option") granted under the Company's 1993 Employee Stock Option Plan, as amended (the "1993 Company Stock Option Plan"), whether or not exercisable, shall be terminated. Immediately prior to the Effective Time, the Company shall pay to each holder of a 1993 Stock Option listed on Schedule 2.3(a) that is outstanding as of such time, the amount of cash set forth next to such holder's name on Schedule 2.3(a). No such payment shall be made with respect to any such 1993 Stock Options listed on Schedule 2.3(a) that are exercised prior to or as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Prior to the Closing, the Company shall take all such action as is necessary to terminate the 1993 Company Stock Option Plan and the 1993 Stock Options as of the Effective Time so that on and after the Effective Time no holder of a 1993 Stock Option or participant or former participant in the 1993 Company Stock Option Plan shall have any right to purchase shares of Company Common Stock or any other equity interest in the Company or the Surviving Corporation under the 1993 Company Stock Option Plan or the 1993 Stock Options.

	   (b) 1996 Stock Option Plan. Except as set forth on Schedule 2.3(b), at the Effective Time, each outstanding stock option to purchase shares of Company Common Stock (a "1996 Stock Option") granted under the Company's 1996 Employee Stock Option Plan (the "1996 Stock Option Plan"), whether or not exercisable, shall be converted into (i) the right to receive from the Company an amount in cash at Closing equal to (A) the product of the number of shares of Company Common Stock covered by such 1996 Stock Option, multiplied by the cash portion of the Per Share Amount into which a share of Company Common Stock is converted pursuant to Section 2.1, less (B) the product of the Cash Conversion Number (as defined below) multiplied by the aggregate exercise price payable for the shares of Company Common Stock covered by such 1996 Stock Option; and (ii) an option to acquire (A) that

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
number of shares of Acquiror Common Stock equal to the product of the number of shares of Company Common Stock covered by such Stock Option immediately prior to the Effective Time multiplied by the number of shares of Acquiror Common Stock into which a share of Company Common Stock is converted pursuant to Section 2.1 and rounded down to the nearest whole number of shares, and
(B) with an exercise price per share of Acquiror Common Stock equal to (x) the product of exercise price per share of Company Common Stock in effect immediately prior to the Effective Time multiplied by the Stock Conversion Number (as defined below), divided by (y) the number of shares of Acquiror Common Stock into which a share of Company Common Stock is converted pursuant to Section 2.1, with such quotient rounded up to the nearest cent. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

	      The "Cash Conversion Number" shall be the number determined by dividing (i) the cash portion of the Per Share Amount into which a share of Company Common Stock is converted pursuant to Section 2.1, by (ii) the sum of the amount determined in (i) plus the product of the number of shares of Acquiror Common Stock into which a share of Company Common Stock is converted pursuant to Section 2.1 multiplied by the Acquiror Average Closing Price. The "Stock Conversion Number" shall be one (1) minus the Cash Conversion Number.

	   (c) The portion of each 1996 Stock Option that is converted into an option to acquire Acquiror Common Stock pursuant to Section 2.3(b) shall be on terms and conditions no less favorable than those applicable to such 1996 Stock Option prior to the Effective Time, except to the extent inconsistent with or prohibited by the terms and conditions of Acquiror's stock option plans or this Agreement, in which case the terms and conditions of Acquiror's stock option plans or this Agreement, as the case may be, shall govern.
Nothing in Section 2.3(b) shall affect the schedule of vesting with respect to the 1996 Stock Options in effect immediately prior to the Effective Time. As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding 1996 Stock Option an appropriate notice setting forth such holder's rights pursuant thereto. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery pursuant to the terms set forth in
Section 2.3(b). The shares of Acquiror Common Stock underlying the portion of the 1996 Stock Options converted into Acquiror options pursuant to Section 2.3(b) shall be issued under a registration statement on Form S-8 previously filed by Acquiror. Except with respect to the portion of the 1996 Stock Options that are converted into options to acquire Acquiror Common Stock pursuant to Section 2.3(b) and to the extent that the terms of such 1996 Stock Options are not inconsistent with or prohibited by the terms and conditions of Acquiror's stock option plans or this Agreement, the Company shall, prior to the Closing, take all such action as is necessary to terminate the 1996
Company Stock Option Plan as of the Effective Time so that on and after the Effective Time no person shall have any right to purchase shares of Company Common Stock or any other equity interest in the Company or the Surviving Corporation under the 1996 Company Stock Option Plan.

      SECTION 2.4.    Stock Transfer Books.

	   At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

     SECTION 2.5.    Dissenting Shares.

	   Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have, in accordance with Section 623 of New York Law, filed with the Company a written objection to the Merger including, among other things, a notice of the stockholders' election to dissent and a demand for payment of fair value for such shares (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 623, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters' rights under such Section 623 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

     SECTION 2.6     Tax Consequences.

	   It is intended by the parties hereto that the Forward Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

			       ARTICLE III

	       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	   The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

     SECTION 3.1.    Organization and Qualification; Subsidiaries.

	   (a) The Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted, except for such failures which would not in the aggregate have a Company Material Adverse Effect. The Company has no Subsidiaries (as defined below) or any equity interest or other investment in any person other than those listed in Schedule 3.1, each of which person is, unless otherwise indicated on Schedule 3.1, a Company Subsidiary. As used herein, an item or items would have a "Company Material Adverse Effect" if such item or items would (i) have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) prevent or delay the consummation of the Merger by the Company in any material respect.

	   (b) For purposes of this Agreement, a "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

     SECTION 3.2.    Certificate of Incorporation and Bylaws.

	   The Company has heretofore made available to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary, each as amended to date. Each such certificate or articles of incorporation and bylaws is in full force and effect. Except as set forth on Schedule 3.2, neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws or other organizational or governing document.

     SECTION 3.3.    Capitalization.

	   (a)     The authorized capital stock of the Company consists of:
(i) ten million (10,000,000) shares of common stock, par value $.001 per share ("Company Common Stock"), of which four million four hundred fifty thousand three hundred seventy-four (4,450,374) shares are issued and outstanding; and
(ii) two million (2,000,000) shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding. Two hundred fifty thousand (250,000) shares of Company Common Stock have been reserved for issuance upon the exercise of 1993 Stock Options granted under the 1993 Company Stock Option Plan, of which two hundred twenty thousand (220,000) shares are issuable upon the exercise of 1993 Stock Options outstanding under the 1993 Company Stock Option Plan as of the date hereof. Three hundred fifty thousand (350,000) shares of Company Common Stock have been reserved for issuance upon the exercise of 1996 Stock Options granted under the 1996 Company Stock Option Plan, of which one hundred eighty-five thousand (185,000) shares are issuable upon the exercise of 1996 Stock Options outstanding under the 1996 Company Stock Option Plan as of the date hereof. Except as set forth in Schedule 3.3, there are no options, warrants or other rights (including, without limitation, stock appreciation or stock depreciation rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in the Company or any Company Subsidiary, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company or any Company Subsidiary. Except as set forth in
Schedule 3.3, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights.

	   (b) All of the outstanding shares of capital stock of each Company Subsidiary are (i) duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights, and (ii) owned beneficially and of record by the Company free and clear of any liens, security interests, pledges, agreements, options, rights, claims, charges or encumbrances (the "Encumbrances").

	   (c) As of the date hereof, the only outstanding indebtedness for borrowed money (exclusive of trade payables arising in the ordinary course of business) of the Company and the Company Subsidiaries is as set forth in
Schedule 3.3 and all such indebtedness is prepayable in full without premium or penalty in accordance with its terms.

	   (d) The Company represents and warrants to Acquiror and Merger Sub that as of the Effective Time, the aggregate number of outstanding shares of Company Common Stock on a fully diluted basis (assuming full exercise of the 1993 Stock Options and the 1996 Stock Options), shall not exceed four million eight hundred forty thousand three hundred and seventy-four (4,840,374) shares. The aggregate number of shares of Company Common Stock subject to the 1996 Stock Options as of the Effective Time shall not exceed one hundred and seventy thousand (170,000). As of the Effective Time there shall be no outstanding options under the 1993 Stock Option Plan or any shares of Company Common Stock or other securities subject to the 1993 Stock Options.

       SECTION 3.4.    Authority.

	   The Company has the necessary corporate power and authority to enter into this Agreement and subject to obtaining any necessary stockholder approval of the Merger and the governmental approvals set forth in
Section 3.5(b), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the stockholders of the Company in accordance with New York Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally,
(ii) the refusal of a particular court to grant equitable remedies, including without limitation, specific performance and injunctive relief, and (iii) by the application of general principles of equity.

     SECTION 3.5.    No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws or other organizational document of the Company or any Company Subsidiary, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, (iii) except as set forth in Schedule 3.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that in the aggregate would not have a Company Material Adverse Effect.

	   (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) compliance with the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), state securities laws, state takeover laws, the National Association of Securities Dealers, Inc. (the "NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by New York Law, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate have a Company Material Adverse Effect.

SECTION 3.6.    SEC Filings; Financial Statements.

	   (a) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to Acquiror, in the form filed with the SEC, together with any amendments thereto, copies of its
(i) Annual Reports on Form 10-K and all Quarterly Reports on Form 10-Q filed since April 1, 1994, (ii) all proxy statements relating to meetings of stockholders (whether annual or special) since April 1, 1994, (iii) all reports on Form 8-K since March 31, 1997 and (iv) all other reports or registration statements filed by the Company since April 1, 1994 (collectively, the "Company SEC Reports"). As of their respective filing dates the Company SEC Reports, as amended pursuant to the amendments described in Schedule 3.6, (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

	   (b) Except as set forth on Schedule 3.6, the financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 3.7.    Absence of Certain Changes or Events.

	   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.7, since March 31, 1997,
(a) the Company and the Company Subsidiaries have not incurred any liability or liabilities, or suffered any loss or losses, which in the aggregate resulted in or are reasonably likely to have a Company Material Adverse Effect, (b) there has not occurred any event which in the aggregate had, or would reasonably be expected to have, a Company Material Adverse Effect,
(c) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices,

(d) except as set forth in Section 2.3(a), the Company has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock or other equity securities, including securities directly or indirectly convertible into or exercisable or exchangeable for any of its capital stock or other equity securities, (e) the Company has not entered into or consummated any transaction with any officer, director or affiliate of the Company or any person known by the Company to be an affiliate of any of them, and (f) the Company has not changed its methods of accounting.

     SECTION 3.8.    Absence of Litigation.

Except as set forth in Schedule 3.8, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary. To the Company's knowledge there is no reasonable factual basis for any claim, action, suit, investigation or proceeding against the Company or any of the Company Subsidiaries that, if adversely determined against the Company or a Company Subsidiary, would in the aggregate have a Company Material Adverse Effect.

     SECTION 3.9.    Licenses and Permits; Compliance with Laws.

The Company and the Company Subsidiaries hold (and will hold as of the Closing Date), all permits, licenses and approvals from all Governmental Entities (collectively, the "Permits") necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted (and as conducted as of the Closing Date), and no such Permit has been modified or rescinded and all such Permits are in full force and effect except as would not in the aggregate have a Company Material Adverse Effect. The businesses of the Company and the Company Subsidiaries are being and have been conducted in compliance with applicable laws, statutes, ordinances, regulations, judgments, Permits, orders, decrees, concessions, grants and other authorizations of any Governmental Entity, except for violations that would not in the aggregate have a Company Material Adverse Effect.

     SECTION 3.10.   Taxes.

Except as set forth in Schedule 3.10, the Company and the Company
Subsidiaries have (or, in the case of returns becoming due after the date hereof and on or before the Effective Time, will have prior to the Effective
Time) prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of taxes that they are required to file on or prior to the Effective Time or by such date therefor including extensions, and all such returns are (or, in he case of returns becoming due after the date hereof and on or before the Effective Time, will be) correct and complete in all material respects. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have paid (or, in the case of taxes becoming due after the date hereof and on or before the Effective Time, will have paid) in full all taxes due on or before the Effective Time and, in the case of taxes accruing on or before the Effective Time that are not due on or before the Effective Time, the Company has or will have established adequate reserves on its books and records and financial statements for such payment in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in
Schedule 3.10, (a) there are no assessments of the Company or any Company Subsidiary with respect to taxes that have been issued and are outstanding;
(b) no Governmental Entity has audited or, to the Company's knowledge, examined the Company or any Company Subsidiary in respect of taxes;
(c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any taxes which has not yet expired by its terms; and (d) neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity of its intention to commence any audit or investigation. Except as set forth in
Schedule 3.10, neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any tax sharing or tax indemnification agreement, provision or arrangement, whether formal or informal, and no power of attorney, which is currently in effect, has been granted with respect to any matter relating to taxes of the Company or any Company Subsidiary. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary is presently required or will be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of the tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise. Except as set forth in Schedule 3.10, neither the Company nor any Company Subsidiary has entered into any "intercompany transaction" as to which any item of deferred gain or loss has not been restored, and no "excess loss account" exists with respect to the stock of any Company Subsidiary, as those terms are defined in the Treasury Regulations issued under Section 1504 of the Code. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     SECTION 3.11.   Intellectual Property.

	   (a) Except as set forth in Schedule 3.11, the Company or one of the Company Subsidiaries owns or possesses (and will own or possess as of the Closing Date) all right, title and interest in and to, or a valid and enforceable license or other right to use all of the Intellectual Property (as defined below), and all of the rights, benefits and privileges associated therewith, that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted (and as conducted as of the Closing Date). To the knowledge of the Company, neither the Company nor any Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any other person, and neither the Company nor any Company Subsidiary is aware of any such infringement, misappropriation or violation which would reasonably be expected to occur prior to the Closing Date. To the knowledge of the Company, no person is materially infringing upon any Intellectual Property right of the Company or any Company Subsidiary.

	   (b) "Intellectual Property" shall mean all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, design plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related proprietary information, marketing materials and all other proprietary rights.

      SECTION 3.12.   Company Material Contracts.

	   (a) Schedule 3.12 sets forth a complete and correct list of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound and all or any portion of which are currently in effect (collectively, the "Company Material Contracts"): (i) agreements filed as an exhibit to the Company SEC Reports and each agreement entered into after March 31, 1997 that would have been required to be filed as an exhibit to the Company SEC Reports had such agreement been entered into as of the date of filing any such Company SEC Report; (ii) employment, severance, termination, consulting and retirement agreements; (iii) loan agreements, indentures, letters of credit, mortgages, notes and other similar debt instruments;
(iv) agreements that require aggregate future payments to or by the Company or any Company Subsidiary of more than Fifty Thousand Dollars ($50,000);
(v) outstanding purchase orders of the Company and the Company Subsidiaries as of July 31, 1997; (vi) agreements containing any "change of control" provisions which, if triggered, would involve, individually or in the aggregate, payments by the Company or any Company Subsidiary in excess of Fifty Thousand Dollars ($50,000) or other material rights or obligations;
(vii) agreements, arrangements or understandings with any employee, director, officer, or person known to the Company to be a direct or indirect stockholder of the Company or any affiliate thereof; (viii) agreements prohibiting the Company or any Company Subsidiary from engaging or competing in any line of business or limiting such competition; (ix) joint venture, partnership and similar agreements involving a sharing of profits; (x) acquisition or divestiture agreements relating to the (A) sale of assets or stock of the Company or any Company Subsidiary (other than sales of inventory in the ordinary course of business) or (B) the purchase of assets or stock of any other person (other than the purchase of inventory, supplies or equipment in the ordinary course of business); (xi) brokerage, finder's or financial advisory agreements; (xii) guarantees of indebtedness for borrowed money of any person; (xiii) customer contracts with completion dates after December 31, 1997; (xiv) supply contracts, reseller and dealer agreements and
(xv) agreements that, individually or together with one or more related agreements, are material to the assets or the financial condition of the business and operations of the Company and the Company Subsidiaries, taken as a whole.

	   (b) Except as set forth in Schedule 3.12, all the Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for defaults which in the aggregate would not have a Company Material Adverse Effect. True and complete copies of all Company Material Contracts and any other contracts described on Schedule 3.12 have been delivered to Acquiror or made available for inspection.

     SECTION 3.13.   Employee Benefit Plans.

	   (a) Schedule 3.13 sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or for which the Company could incur a liability or any entity required to be aggregated with the Company (each, a "Commonly Controlled Entity") pursuant to Section 414 of the Code for the benefit of present and former employees or directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan".

	   (b) Each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) or 501 of the Code has been determined by the Internal Revenue Service to be so qualified and to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Benefit Plans is in compliance with their terms and the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

	   (c) No ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. All contributions, premiums and other payments with respect to each ERISA Plan which have become due and payable have been paid.

	   (d) Except as disclosed in Schedule 3.13, no Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

	   (e) The Company has made available to Acquiror complete copies, as of the date hereof, of all of the Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has made available to Acquiror complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Benefit Plans that are in the possession of the Company as of the date hereof.

	   (f)     To the Company's knowledge, except as set forth in
Schedule 3.13 and except for claims for benefits in the ordinary course of business, no claim, lawsuit, arbitration or other action has been threatened or instituted against any Benefit Plan.

	   (g) Except as set forth in Schedule 3.13 or as otherwise contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

	   (h) Except as set forth in Schedule 3.13, neither the Company nor any Company Subsidiary maintains, contributes to, or in any way provides for any benefits of any kind (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the
Code) to any current or future retiree or terminee.

	   (i) Neither the Company, any Company Subsidiary nor any Commonly Controlled Entity has (or could incur) any liability under Title IV of ERISA.

     SECTION 3.14.   Properties; Assets.

	   Except as set forth in Schedule 3.14, the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the audited consolidated balance sheet of the Company dated as of March 31, 1997 (the "Company Balance Sheet") as being owned by the Company or one of the Company Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), and those properties acquired after the date thereof which, taken as a whole, are material to the businesses of the Company and the Company Subsidiaries, free and clear of all Encumbrances except (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances which do not secure monetary obligations and which do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates reflected in the Company Balance Sheet (except for leases that have expired by their terms since the date thereof) or such leasehold estates acquired after the date thereof which are material to the businesses of the Company and the Company Subsidiaries, taken as a whole, and is in possession of the properties purported to be leased thereunder. Each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, lessor, except for such defaults which would not in the aggregate have a Company Material Adverse Effect. The assets and properties of the Company and the Company Subsidiaries are (and will be as of the Closing
Date) in good operating condition and repair (ordinary wear and tear excepted), and constitute (and will constitute as of the Closing Date) all of the assets, rights and properties which are necessary for the businesses and operations of the Company and the Company Subsidiaries as presently conducted (and as conducted as of the Closing Date).

     SECTION 3.15.   Labor Relations.

Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. The Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. There are no pending or, to the Company's knowledge, threatened proceedings or grievances with respect to labor matters concerning the Company or any Company Subsidiary which individually or in the aggregate would have a Company Material Adverse Effect.

     SECTION 3.16.   Environmental Matters.

	   (a) Except for matters which would not in the aggregate have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws (as defined below); (ii) neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance with all applicable Environmental Laws or that the Company or any Company Subsidiary has incurred liability under Environmental Laws; (iii) all Permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Company Subsidiary is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or any Company Subsidiary for the conduct of their respective businesses; (iv) the management, handling, storage, transportation, treatment, and disposal by the Company and each Company Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws; and (v) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation, any Hazardous Material, or owned or operated any property or facility (and, to the Company's knowledge, no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws.

	   (b) There is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries or against any person or entity whose liability for any material Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

	   (c) To the knowledge of the Company, there are no past or present actions or activities by the Company or any Company Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

	   (d) As used herein, these terms shall have the following meanings:
		  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written) by any person or governmental authority alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Company Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

		  (ii) "Environmental Laws" means all applicable foreign, federal, state (including, without limitation, the New Jersey Industrial Site Recovery Act, as amended, and all regulations promulgated thereto) and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

		  (iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

     SECTION 3.17.   Insurance.

	   Schedule 3.17 contains a list and description of all insurance policies of title, property, fire, casualty, liability, life, workmen's compensation, business interruption, libel and slander, and other forms of insurance in force with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as appropriate and reasonable considering the Company and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any of the material insurance policies.

     SECTION 3.18.   Accounts Receivable.

	   The accounts receivable of the Company and the Company
Subsidiaries have arisen from bona fide transactions in the ordinary course of their respective businesses and are reflected on the books and records of the Company and the Company Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth on
Schedule 3.18, adequate reserves for the uncollectability of such accounts receivable have been established on the books and records of the Company and the Company Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis, and the Company has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables in excess of such reserves.

	   SECTION 3.19.   Inventory.

	Except as set forth on Schedule 3.19, the values at which the inventories of the Company and the Company Subsidiaries are shown on the books and records of the Company have been determined in all material respects in accordance with the normal valuation policies of the Company and the Company Subsidiaries, consistently applied and in accordance with generally accepted accounting principles. Such inventories shown on the Company Balance Sheet (and items of inventory acquired subsequent to the date of the Company Balance Sheet) consist of a mix which is consistent in all material respects with the Company's and the Company Subsidiaries' past practices.

	   SECTION 3.20.   Undisclosed Liabilities.

	The Company and the Company Subsidiaries have no debts, liabilities, commitments or obligations (including, without limitation, unasserted claims whether known or unknown), whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise, except for liabilities and obligations (a) reflected or reserved for on the Company Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (b) that have arisen since the date of the Company Balance Sheet in the ordinary course of business of the Company and the Company Subsidiaries (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (c) relating to performance obligations under contracts in accordance with the terms and conditions thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (d) which would not in the aggregate have a Company Material Adverse Effect or (e) as expressly set forth in Schedule 3.20.

     SECTION 3.21.   Real Property.

	   The Company does not hold any fee simple interest in any real property. Schedule 3.21 contains a true, correct and complete list and brief description of all real property leased or subleased by the Company and the Company Subsidiaries, all of which are hereinafter referred to as the "Leased Real Property". The Company has made available to Acquiror true, correct and complete copies of the leases of the Leased Real Property (the "Leases"). The Company is in compliance in all material respects with all of the provisions of such Leases and is not in default thereunder in any material respect, and to the knowledge of the Company, no other party to any of the Leases is in default thereunder in any material respect. Each such leasehold interest
(i) is valid, subsisting and in full force and effect; and (ii) is not subject to any Encumbrances (other than collateral assignments of the Leases granted by the landlords thereunder to the extent permitted by the terms of such Leases and which do not interfere with or detract from the Company's use of the property subject to such Leases). The rental set forth in each of the Leases listed in Schedule 3.21 is the actual rental currently being paid by the Company, there are no separate agreements or understandings with respect to same and the Company is current on such rental obligations. The Company currently has the full right to exercise any renewal options contained in any of the Leases on the terms and conditions contained therein and, upon due exercise, currently would be entitled to enjoy the use of each Leased Real Property premises for the full term of such renewal options. To the knowledge of the Company, the Leased Real Property is occupied under a valid and current occupancy permit or the like to the extent required by law and assuming all requisite consents are received; except as set forth in Schedule 3.21, there are no facts known to the Company which would prevent any Leased Real Property premises from being occupied after the Closing in substantially the same manner as before.

     SECTION 3.22.   Board Approval; Vote Required.

	   The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to and will, subject to
Section 7.9, recommend to such stockholders that they vote in favor thereof. The affirmative vote of two-thirds of the votes entitled to be cast by the holders of outstanding shares of the Company Common Stock is the only vote of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Merger.

     SECTION 3.23.   Opinion of Financial Advisor.

	   The Company's Board of Directors has received the opinion of BlueStone Capital Investment and Merchant Banking that the consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, a written copy of which opinion has been provided to Acquiror, and such opinion has not been withdrawn or modified in any material respect.

     SECTION 3.24.   Brokers.

	   Except as set forth in Schedule 3.24, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.25.   Disclosure.

	   No representations or warranties by the Company in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company to Acquiror pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

				 ARTICLE IV

		REPRESENTATIONS AND WARRANTIES OF ACQUIROR

	   Acquiror represents and warrants to the Company as follows:

     SECTION 4.1.    Organization and Qualification.

	   Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which would not have an Acquiror Material Adverse Effect (as defined below). Acquiror has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the business as now being conducted, except for such failure which would not have an Acquiror Material Adverse Effect. As used herein, an item or items would have an "Acquiror Material Adverse Effect" if such item or items would (i) have a material adverse effect on the business, assets, financial condition or results of operations of Acquiror and its subsidiaries (collectively, the "Acquiror Subsidiaries") taken as a whole, or (ii) would prevent or delay the consummation of the Merger by Acquiror or Merger Sub in any material respect.

      SECTION 4.2.    Organizational Documents.

	   Acquiror has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 4.3.    Capitalization.

	   The authorized capital stock of Acquiror consists of: (i) ten million (10,000,000) shares of common stock, no par value per share ("Acquiror Common Stock"), of which eight million five hundred twenty-four thousand nine hundred fifty-six (8,524,956) shares are issued and outstanding; and (ii) one million (1,000,000) shares of preferred stock, no par value per share, of which no shares are issued and outstanding. Except as set forth in
Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror. Except as set forth in
Schedule 4.3, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of Acquiror Common Stock have been, and the shares of Acquiror Common Stock to be issued under this Agreement

(including the shares to be issued in respect of the portion of the 1996 Stock Options converted into options to acquire Acquiror Common Stock pursuant to
Section 2.3(b)), when issued, will be, duly authorized, validly issued and fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the only outstanding indebtedness for borrowed money (exclusive of trade payables arising in the ordinary course of business) of Acquiror is as set forth in Schedule 4.3.

     SECTION 4.4.    Authority.

	   Acquiror has the necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally, (ii) the refusal of a particular court to grant equitable remedies, including without limitation, specific performance and injunctive relief, and (iii) by the application of general principles of equity.

     SECTION 4.5.    No Conflict; Required Filings and Consents.

	   (a) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not have an Acquiror Material Adverse Effect.

	   (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) compliance with applicable requirements, if any, of the Exchange Act, state takeover laws, state securities laws, NASD and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in
Schedule 4.5, and (C) filing and recordation of appropriate merger documents as required by New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not in the aggregate have an Acquiror Material Adverse Effect.

     SECTION 4.6.    Absence of Litigation.

	   Except as set forth in Schedule 4.6, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror. To Acquiror's knowledge, as of the date hereof there is no reasonable factual basis for any claim, action, suit, investigation or proceeding against Acquiror that, if adversely determined against Acquiror, would in the aggregate have an Acquiror Material Adverse Effect.

    SECTION 4.7.    SEC Filings; Financial Statements.

	   (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC, and has heretofore made available to the Company, in the form filed with the SEC since such date, together with any amendments thereto, copies of its (i) Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed since April 1, 1994, (ii) all proxy statements relating to meetings of stockholders (whether annual or special) since April 1, 1994 (iii) all reports on Form 8-K since March 31, 1997, and
(iv) all other reports or registration statements filed by Acquiror since April 1, 1994 (collectively, the "Acquiror SEC Reports"). As of their respective filing dates the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

	   (b) The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 4.8.    Absence of Certain Changes or Events.

	   Except as disclosed in the Acquiror SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 4.8, since March 31, 1997,
(a) Acquiror has not incurred any liability or liabilities, or suffered any loss or losses, which in the aggregate resulted in or are reasonably likely to have an Acquiror Material Adverse Effect, (b) there has not occurred any event which in the aggregate has had, or would reasonably be expected to have, an Acquiror Material Adverse Effect, (c) Acquiror has conducted its business in the ordinary course consistent with its past practices, and (d) Acquiror has not paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock or other equity securities, including securities directly or indirectly convertible into or exercisable or exchangeable for any of its capital stock or other equity securities.

     SECTION 4.9.    Board Approval; Vote Required.

	   The Board of Directors of Acquiror has determined that the transactions contemplated by this Agreement are in the best interests of Acquiror and its stockholders. No vote of the stockholders of Acquiror is necessary to approve any of the transactions contemplated hereby.

     SECTION 4.10.   Brokers.

	   Except as set forth in Schedule 4.10, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

     SECTION 4.11.   Acquiror Material Contracts.

	   Except as set forth in Schedule 4.11, all the Acquiror Material Contracts (as defined below) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and Acquiror has not (nor does Acquiror have any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Material Contract, except for defaults which in the aggregate would not have an Acquiror Material Adverse Effect. As used herein, "Acquiror Material Contracts" shall mean the agreements which are currently in effect that were filed as an exhibit to the Acquiror SEC Reports and each agreement entered into after March 31, 1997, that would have been required to be filed as an exhibit to the Acquiror SEC Reports had such agreement been entered into as of the date of filing of any such Acquiror SEC Report.

     SECTION 4.12.   Labor Relations.

	   As of the date hereof, there are no pending or, to Acquiror's knowledge, threatened proceedings or grievances with respect to labor matters concerning Acquiror which individually or in the aggregate would have an Acquiror Material Adverse Effect.

     SECTION 4.13.   Undisclosed Liabilities.

	As of the date hereof, Acquiror has no debts, liabilities, commitments or obligations (including, without limitation, unasserted claims whether known or unknown), whether absolute or contingent, liquidated or unliquidated, or due or to become due or otherwise, except for liabilities and obligations (a) reflected or reserved for on the audited consolidated balance sheet of Acquiror dated as of March 31, 1997 (the "Acquiror Balance Sheet") (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (b) that have arisen since the date of the Acquiror Balance Sheet in the ordinary course of business of Acquiror (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (c) relating to performance obligations under contracts in accordance with the terms and conditions thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement, or environmental matter), (d) which would not in the aggregate have an Acquiror Material Adverse Effect or (e) as expressly set forth in Schedule 4.13.

     SECTION 4.14.   Disclosure.

	   No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Acquiror to the Company pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

				    ARTICLE V

			  REPRESENTATIONS AND WARRANTIES
				  OF MERGER SUB

	   Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 5.1.    Organization and Qualification.

	   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 5.2.    Certificate of Incorporation and Bylaws.

Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

      SECTION 5.3.    Authority.

	   Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     SECTION 5.4.    No Conflict; Required Filings and Consents.

	   (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 5.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

	   (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) compliance with applicable requirements, if any, of the Exchange Act, state takeover laws, state securities laws, the NASD and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in
Schedule 5.4, and (C) filing and recordation of appropriate merger documents as required by New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

      SECTION 5.5.    Vote Required.

The affirmative vote of Acquiror, the sole stockholder of Merger
Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.

     SECTION 5.6.    Disclosure.

	   No representations or warranties by Merger Sub in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Merger Sub to the Company pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

				  ARTICLE VI

				   COVENANTS

     SECTION 6.1.    Affirmative Covenants of the Company.

	   The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable laws (including complying with the Exchange Act and other securities laws and rules and regulations of the NASDAQ); (b) preserve substantially intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it;
(c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained.

     SECTION 6.2.    Negative Covenants of the Company.

	   Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

	   (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice and except for the cash payments to be made immediately prior to the Effective Time pursuant to
Section 2.3 with respect to the 1993 Stock Options and the 1996 Stock Options;
(ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

	   (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

	   (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

	   (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities (except for the issuance of shares upon the exercise of Stock Options outstanding as of the date hereof); or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

	   (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and in amounts which are set forth and described in the Company's 1997 Capital Budget, a true and complete copy of which has been provided to Acquiror;

	   (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for the grant of security interests in connection with the indebtedness permitted under
Section 6.2(i) and dispositions of inventory and equipment in the ordinary course of business and consistent with past practice;

	   (g) propose or adopt any amendments to its certificate of incorporation or bylaws;

	   (h) (i) change any of its methods of accounting in effect at April 1, 1997, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending March 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

	   (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than
(i) indebtedness incurred in the ordinary course of business under the existing loan agreements described on Schedule 3.3 hereto, and (ii) trade payables incurred in the ordinary course of business consistent with past practices.

	   (j) enter into or modify in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 3.12 as a Material Contract;

	   (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in
Article VIII not being satisfied; or

	   (l)     agree in writing or otherwise to do any of the foregoing.

     SECTION 6.3.    Affirmative Covenants of Acquiror.

	   Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Acquiror shall (a) operate its business in accordance with applicable laws (including complying with the Exchange Act and other securities laws and rules and regulations of the NASDAQ); and
(b) preserve substantially intact its business organization.

     SECTION 6.4.    Negative Covenants of Acquiror.

	   Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date hereof until the Effective Time, Acquiror shall not (a) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;
(b) except as set forth on Schedule 6.4, (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock; or (c) acquire or agree to acquire all or substantially all of the assets of or equity interests in any corporation, partnership, association or other business organization in exchange for shares of Acquiror Common Stock or options, warrants or other rights to acquire Acquiror Common Stock.

				   ARTICLE VII

			      ADDITIONAL AGREEMENTS

     SECTION 7.1.    Access and Information.

From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Merger and other representatives of Acquiror (collectively, the "Acquiror Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries as Acquiror may reasonably request.

     SECTION 7.2.    Confidentiality.

	   Acquiror shall, at all times prior to the Effective Time, maintain strict confidentiality with respect to all documents and information furnished to Acquiror by or on behalf of the Company in connection with the Merger. Nothing shall be deemed to be confidential information that: (a) is known to Acquiror at the time of its disclosure to Acquiror; (b) becomes publicly known or available other than through disclosure by Acquiror; (c) is received by Acquiror from a third party not actually known by Acquiror to be bound by a confidentiality agreement with or obligation to the Company; provided, however, that Acquiror did not have actual knowledge at such time that said information was confidential; or (d) is independently developed by Acquiror. Notwithstanding the foregoing provisions of this Section 7.2, Acquiror may disclose such confidential information (a) to the extent required to comply with applicable laws; (b) to the Acquiror Representatives with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (c) to any Governmental Entity in connection with the transactions contemplated hereby.

	   SECTION 7.3.    Registration Statement; Proxy Statement.

	   (a) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall prepare and file with the SEC preliminary proxy materials which shall consist of the preliminary proxy statement in connection with the vote of the Company's stockholders with respect to the Merger and the other transactions contemplated hereby, and a preliminary prospectus in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued in connection with the Merger. As promptly as practicable after all comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by Acquiror and the Company of all information required to be contained therein, the Company shall file with the SEC the definitive proxy statement to be sent or given in connection with the vote of the Company's stockholders at the Stockholders' Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement") and Acquiror shall file with the SEC the registration statement on Form S-4 containing the Proxy Statement and form of prospectus to be sent or given in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued in connection with the Merger (together with any amendments thereto, the "Registration Statement"). Each of Acquiror and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions.

	   (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

	   (c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Acquiror or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

	   (d) All obligations of Acquiror with respect to the Registration Statement shall terminate if the Company makes the all cash election pursuant to Section 2.1(c)(iii).

     SECTION 7.4.    Stockholder Approval.

	   The Company, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and bylaws
(a) duly call, give notice of, convene and hold one or more meetings of the Company's stockholders as soon as practicable following the date on which the Registration Statement becomes effective, to approve and adopt this Agreement and the Merger (the "Stockholders' Meeting"), and (b) except as provided in
Section 7.9, include in the Proxy Statement the unanimous recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement and the Merger. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Acquiror's reasonable judgment advisable to secure such vote as promptly as practicable.

     SECTION 7.5.    Further Action; Reasonable Best Efforts.

	   (a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

	   (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

	   (c) The Company shall give prompt written notice to Acquiror, and Acquiror and Merger Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     SECTION 7.6.    Public Announcements.

	   Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Acquiror or the Company with any exchange on which the securities of the Company or Acquiror are traded.

     SECTION 7.7.    Directors' and Officers' Insurance.

(a) Acquiror shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the officers and directors covered thereby to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement (the "Maximum Amount"), but in the event the premium for such coverage would exceed the Maximum Amount, then the Surviving Corporation shall purchase such coverage as it may purchase with the Maximum Amount.

	   (b) The bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the bylaws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were identified as prospective indemnitees under the Bylaws of the Company (the "Indemnified Party"), in respect of actions or omissions occurring prior to the Effective Time, unless such amendment, repeal or modification is required by law.

	   (c) This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Acquiror and the Surviving Corporation and shall be enforceable by the parties being indemnified.

     SECTION 7.8.    HSR Act Matters.

	   Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) days after the date hereof, together with the persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 7.9.    No Solicitation.

	   (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, sale of substantial assets, sale of the outstanding shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving or with respect to the Company or any Company Subsidiary other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or
(iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 7.9(a) shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited, initiated or encouraged in violation of this Agreement, provided the Board of Directors of the Company determines in good faith upon the advice of outside legal counsel that it is required to do so in order to discharge properly its fiduciary duties. Nothing contained in this Section 7.9 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

	   (b) The Company shall promptly notify Acquiror after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal. Such notice to Acquiror shall indicate the name of the person making such Acquisition Proposal, the terms and conditions of such Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 7.9(c), and the Company shall furnish Acquiror with copies of any written Acquisition Proposal and the contents of any communications in response thereto and shall keep Acquiror informed as to the status of any discussion or negotiations relating to such Acquisition proposal or request for information. The Company shall not waive any provisions of any "standstill" agreements between the Company and any party, except to the extent that such waiver is, as advised by outside legal counsel, required by the fiduciary duties of the directors of the Company.

	   (c) If the Board of Directors of the Company receives a request for nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith upon the advice of outside legal counsel that it is required to cause the Company to act as provided in this
Section 7.9 in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement with the Company in a form reasonably acceptable to Acquiror and the Company has complied with its obligations under Sections 7.9(a) and (b), the Company may provide such person with access to information regarding the Company.

     SECTION 7.10.   Affiliate Agreements.

	   At least ten (10) business days prior to the date of the Stockholders' Meeting, the Company shall deliver to Acquiror a list of names and addresses of those persons who were, at the record date for the Stockholders' Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and who have not previously executed an Affiliate Agreement (as defined below). The Company shall use its best efforts to deliver or cause to be delivered to Acquiror, prior to the Effective Time, from each of the Affiliates of the Company identified in the foregoing list, agreements (collectively, the "Affiliate Agreements") substantially in the form attached to this Agreement as Exhibit C.

				   ARTICLE VIII

				CLOSING CONDITIONS
     SECTION 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company to Effect the Merger.

	   The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

	   (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

	   (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement, and no action or proceeding before any Governmental Entity or federal or state court of competent jurisdiction shall be pending wherein an unfavorable judgment, decree, injunction or order would prevent or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or declare unlawful or cause to be rescinded the Merger or any such other transaction; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

	   (c) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

	   (d) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

	   (e) NASDAQ Quotation. The shares of Acquiror Common Stock issuable to the holders of the Company Stock pursuant to the Merger shall have been authorized for quotation on the NASDAQ, upon official notice of issuance.

     SECTION 8.2.    Additional Conditions to Obligations of Acquiror.

	   The obligations of Acquiror to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

	   (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement (except for the representations and warranties contained in Section 3.3(d)) shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The representations and warranties of the Company made in Section 3.3(d) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

	   (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time (except for the agreements and covenants contained in Section 6.2(d)) shall have been performed in all material respects. The agreements and covenants of the Company contained in Section 6.2(d) shall have been performed in all respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

	   (c) Pending Proceedings. No action or proceeding before any Governmental Entity shall be pending or threatened wherein an unfavorable judgment, decree, injunction or order would, by reason of the consummation of the Merger or any other transaction contemplated by this Agreement, require the payment of any material amount of damages, fine or penalty by Acquiror, Merger Sub, the Surviving Corporation or any Company Subsidiary, materially adversely affect the right of Acquiror to control the Company and the Company Subsidiaries or the operations of the Company and the Company Subsidiaries after the Closing or have a Company Material Adverse Effect.

	   (d) Legal Opinions. Acquiror shall have received an opinion from Snow Becker Krauss P.C., counsel to the Company, in substantially the form attached hereto as Exhibit A.

	   (e) Dissenting Shares. The Dissenting Shares shall constitute not greater than five percent (5%) of the shares of Company Common Stock outstanding on the Closing Date.

	   (f) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

	   (g) Required Consents. The Company shall have delivered to Acquiror at or before Closing all consents or notices necessary to effect valid assignments of the contracts listed on Schedule 3.5, except for the contracts indicated thereon with an asterisk, all in form and substance reasonably acceptable to Acquiror. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     SECTION 8.3.    Additional Conditions to Obligations of the Company.

	   The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

	   (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

	   (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

	   (c) Legal Opinion. The Company shall have received an opinion from Hogan & Hartson L.L.P., counsel to Acquiror and Merger Sub, in substantially the form attached hereto as Exhibit B.

	   (d) No Acquiror Material Adverse Effect. Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing; provided, however, that if the Company makes the all-cash election pursuant to Section 2.1(c)(iii), the Company shall be deemed to have waived, in accordance with Section 9.5, the condition set forth in this
Section 8.3(d).

				     ARTICLE IX

			 TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.1.    Termination.

	   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

	   (a) by mutual written consent of each of Acquiror and the Company;

	   (b) by Acquiror if the Company or the Voting Shareholders shall have breached, or failed to comply with, in any material respect any of their respective obligations under this Agreement or the Voting Agreement, as the case may be, or any representation or warranty made by the Company in this Agreement or the Voting Shareholders in the Voting Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in
Section 8.2(a), 8.2(b) or 8.2(g) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

	   (c) by the Company if Acquiror or Merger Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Acquiror or Merger Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof;

	   (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

	   (e) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting and the Merger shall not have been consummated within thirty (30) days thereafter;

	   (f) by the Company if the Acquiror Average Closing Price is less than Ten Dollars and Fifty Cents ($10.50);

	   (g) by the Company if any person other than Edward H. Bersoff, the Company or their respective affiliates either (i) acquires more than fifty percent (50%) of the outstanding shares of Acquiror Common Stock or
(ii) obtains the right to designate and control a majority of the Board of Directors of Acquiror; and

	   (h) by either the Company or Acquiror if the merger shall not have been consummated before December 31, 1997 (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this
Section 9.1(h) shall not be available to the Company if the Company's failure to fulfill any obligation under this Agreement or the Voting Shareholders' failure to fulfill any obligation under the Voting Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (ii) the right to terminate this Agreement under this Section 9.1(h) shall not be available to Acquiror if Acquiror's or Merger Sub's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

     SECTION 9.2.    Effect of Termination.

	   Except as provided in Section 9.3 or Section 10.1, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease.

     SECTION 9.3.    Remedies.

	   Without in any way limiting the rights and obligations of the parties under Section 10.7 of this Agreement, in the event that this Agreement is terminated (a) by Acquiror under Section 9.1(b), and the breach on which Acquiror bases its election to terminate is either a breach of a representation or warranty by the Company of which any officer or director of the Company listed on Schedule 9.3 had actual knowledge at the time such representation or warranty was made, or is an intentional breach by the Company of a covenant hereunder, or (b) by the Company under Section 9.1(c), and the breach on which the Company bases its election to terminate is either a breach of a representation or warranty by Acquiror of which any officer or director of Acquiror listed on Schedule 9.3 had actual knowledge at the time such representation or warranty was made, or is an intentional breach by Acquiror of a covenant hereunder, then the non-terminating party shall pay to the terminating party, as liquidated damages, the amount of Five Hundred Thousand Dollars in cash ($500,000) (the "Termination Fee"), and upon such payment the parties hereto shall be discharged from all further liability under this Agreement. The parties have provided for the Termination Fee to be liquidated damages as a remedy for each party after having carefully considered the actual and anticipated harms and losses that would be incurred if the other party defaults and thus fails to perform its obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that the non-defaulting party will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event; provided, however, that the foregoing shall not in any way limit the rights and obligations of parties under Section 10.7 hereof.

     SECTION 9.4.    Amendment.

	   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.5.    Waiver.

	   At any time prior to the Effective Time, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

				      ARTICLE X

				  GENERAL PROVISIONS

     SECTION 10.1.   Nonsurvival of Representations, Warranties and
		     Agreements.

	   The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II (Conversion of Securities; Exchange of Certificates) and Sections 7.7 (Indemnification and Insurance), each of which shall survive the Effective Time indefinitely, and Sections 7.2 (Confidentiality), 9.2 (Effect of Termination), 9.3 (Remedies) and 10.12 (Fees and Expenses), each of which shall survive termination of this Agreement indefinitely. Nothing set forth in this Section 10.1 shall relieve Acquiror of liability for violations by Acquiror of the securities laws with respect to the Acquiror Common Stock issued in the Merger.

	   SECTION 10.2.   Notices.

	   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

	   (a)     If to Acquiror:

		   BTG, Inc.
		   3877 Fairfax Ridge Road
		   Fairfax, Virginia  22030
		   Telecopier No.: (703) 383-4205
		   Attention: Deborah Fox

		   With a copy (which shall not constitute notice) to:

		   Hogan & Hartson L.L.P.
		   555 Thirteenth Street, N.W.
		   Washington, D.C.  20004
		   Telecopier No.: (202) 637-5910
		   Attention: David B.H. Martin, Jr.

	   (b)     If to the Company:

		   Micros-to-Mainframes, Inc.
		   614 Corporate Way
		   Valley Cottage, New York  10989
		   Telecopier No.: (914) 268-9695
		   Attention: Steven H. Rothman

		   With a copy (which shall not constitute notice) to:

		   Snow Becker Krauss P.C.
		   605 Third Avenue
		   New York, New York  10158
		   Telecopier No.: (212) 949-7052
		   Attention: Jack Becker

     SECTION 10.3.   Certain Definitions.

	For purposes of this Agreement, the term:

	   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

	   (b) "beneficial owner" means with respect to any shares of Company Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding,
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

	   (c) "Blue Sky Laws" shall mean state securities or "blue sky" laws;

	   (d) "business day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

	   (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

	   (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     SECTION 10.4.   Headings.

	   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.5.   Severability.

	   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 10.6.   Entire Agreement.

	   This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 10.7.   Specific Performance.

The transactions contemplated by this Agreement are unique.
Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     SECTION 10.8.   Assignment.

	   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Acquiror and Merger Sub shall have the right to assign this Agreement for collateral purposes without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.9.   Third Party Beneficiaries.

	   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.10.  Governing Law.

	   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 10.11.  Counterparts.

	   This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.12.  Fees and Expenses.

	   Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

	   IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.
						BTG, INC.

						By:/s/ Edward H. Bersoff
						Name:  Edward H. Bersoff
						Title: President & CEO



						BTG MERGER SUB, INC.

						By:/s/ Edward H. Bersoff
						Name:  Edward H. Bersoff
						Title: President



						 MICROS-TO-MAINFRAMES, INC.

						 By:/s/ Steven H. Rothman
						 Name: Steven H. Rothman
						 Title: President & CEO

EXHIBITS

Exhibit A       Form of Opinion of Snow Becker Krauss P.C.
Exhibit B       Form of Opinion of Hogan & Hartson L.L.P.
Exhibit C       Form of Affiliate Agreement

			Index of Defined Terms


								Section

1993 Company Stock Option Plan ................................. 2.3(a)
1993 Stock Option .............................................. 2.3(a)
1996 Stock Option .............................................. 2.3(b)
1996 Stock Option Plan ......................................... 2.3(b)
Acquiror ....................................................... PREAMBLE
Acquiror Average Closing Price.................................. 2.1(a)
Acquiror Balance Sheet.......................................... 4.13
Acquiror Common Stock .......................................... 4.3
Acquiror Material Adverse Effect................................ 4.1
Acquiror Material Contracts..................................... 4.11
Acquiror Representatives........................................ 7.1
Acquiror SEC Reports............................................ 4.7(a)
Acquiror Subsidiaries........................................... 4.1
Acquisition Proposal............................................ 7.9(a)
affiliate.......................................................10.3(a)
Affiliate Agreements............................................ 7.10
Aggregate Share Amount.......................................... 2.1(b)(iv)
Aggregate Share Cap............................................. 2.1(b)(iv)
Agreement....................................................... PREAMBLE
benefit liabilities............................................. 3.13(c)
beneficial owner................................................10.3(b)
Benefit Plans................................................... 3.13(a)
Blue Sky Laws...................................................10.3(c)
business day....................................................10.3(d)
Cash Conversion Number.......................................... 2.3(b)
Certificate of Merger........................................... 1.2
Certificates.................................................... 2.2(b)
Closing......................................................... 1.6
Closing Date.................................................... 1.6
Code............................................................  PREAMBLE
Commonly Controlled Entity...................................... 3.13(a)
Company.........................................................  PREAMBLE
Company Balance Sheet........................................... 3.14
Company Common Stock............................................ 3.3(a)
Company Material Adverse Effect ................................ 3.1(a)
Company Material Contracts...................................... 3.12(a)
Company SEC Reports............................................. 3.6(a)
Company Subsidiary and Company Subsidiaries..................... 3.1(a)
control, controlled by, under common control with ..............10.3(e)

								Section
Determination Date.............................................. 2.1(a)
Dissenting Shares............................................... 2.5
Effective Time.................................................. 1.2
employee benefit plans.......................................... 3.13(a)
employee pension benefit plan................................... 3.13(a)
Encumbrances.................................................... 3.3(b)
Environmental Claim............................................. 3.16(d)(i)
Environmental Laws.............................................. 3.16(d)(ii)
ERISA........................................................... 3.13(a)
ERISA Plan...................................................... 3.13(a)
excess loss account............................................. 3.10
Exchange Act.................................................... 3.5(b)
Exchange Agent.................................................. 2.2(a)
Exchange Cash Consideration..................................... 2.2(a)
Exchange Fund................................................... 2.2(a)
Forward Merger.................................................. PREAMBLE
Governmental Entity............................................. 3.5(b)
Hazardous Materials............................................. 3.16(d)(iii)
HSR Act......................................................... 3.5(b)
Indemnified Party............................................... 7.7(b)
Intellectual Property........................................... 3.11(b)
intercompany transaction........................................ 3.10
Leased Real Property............................................ 3.21
Leases.......................................................... 3.21
Maximum Amount.................................................. 7.7(a)
Merger.......................................................... PREAMBLE
Merger Consideration ........................................... 2.2(b)
Merger Sub...................................................... PREAMBLE
Multiemployer Plan.............................................. 3.13(d)
NASD............................................................ 3.5(b)
NASDAQ.......................................................... 2.1(a)
New York Law.................................................... PREAMBLE
Outstanding Company Stock ...................................... 2.1(a)
Permits......................................................... 3.9
Per Share Amount................................................ 2.1(a)
person.......................................................... 10.3(f)
plan of reorganization..........................................  2.6
Proxy Statement.................................................  7.3(a)
qualified.......................................................  3.13(b)
Registration Statement..........................................  7.3(a)
Reverse Merger..................................................  PREAMBLE

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								  Section
SEC.............................................................  3.6(a)
Securities Act..................................................  3.6(a)
Stock Conversion Number.........................................  2.3(b)
Stockholders' Meeting...........................................  7.4
Subsidiary......................................................  3.1(b)
Surviving Corporation...........................................  1.1
tax, taxable and taxes..........................................  3.10
Termination Date................................................  9.1(h)
Termination Fee.................................................  9.3
unfunded current liability......................................  3.13(c)
Voting Agreement................................................  PREAMBLE
Voting Shareholders.............................................  PREAMBLE

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